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Exhibit 10(k)

[Tenet Healthcare Corporation Letterhead]

Anthony Austin
Executive Vice President
Human Resources

October 20, 2003

Personal & Confidential

Dr. Jennifer Daley
[Home address omitted]

Dear Jennifer:

        I am pleased to confirm the details of your promotion to become Tenet's SVP, Clinical Quality with a start date of February 2, 2003. You will report to Trevor Fetter, CEO, and you will office at the Tenet Service Center located in Dallas, TX.

1.
Compensation and Benefits:

a.
Base Compensation: Your starting base salary rate will be three hundred, forty-five thousand dollars ($345,000) per year, payable bi-weekly. Your next salary review will be April 2004.

b.
Annual Incentive Plan: Your target award percentage in Tenet's Annual Incentive Plan (AIP) will be 45% of salary. The upside above target is a function of exceeding the company's EPS target. You will also be eligible for a discretionary Exceptional Performance Fund award. For the remainder of FY2003, your bonus will be purely discretionary.

c.
Car Allowance: You will receive an annual automobile allowance of $12,300 paid bi-weekly.

d.
ExecuPlan Medical: You will participate in Tenet's ExecuPlan which provides reimbursement for out of pocket health and dental expenses at a $5,000 annual level.

e.
Stock Incentive Plan Awards: Your position is eligible for stock incentive awards. Awards are considered periodically by the company's Compensation Committee of the Board of Directors. Awards vest over three years with one-third of the options vesting at the end of each year.

f.
Benefits: After 31 days of employment, you will be eligible to enroll in the TenetSelect benefit program which provides health, life, dental, vision and disability insurance coverage.

g.
Severance Protection Agreement: You will participate in the Tenet Executive Severance Protection Plan (TESPP) which provides severance equal to two times base salary plus target bonus and benefits continuation for a qualifying termination without "cause". No severance is due in the event of a termination for "cause" described below or voluntary termination except as provided under the Plan for "good reason". Further information about this protection will be provided under separate cover.

h.
SERP: You will be named to the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits. Details of that plan will be provided under separate cover.

2.
Employment Status: As a condition of employment, you agree to abide by all of Tenet's Human Resources policies including Tenet's Fair Treatment process which includes final and binding Arbitration as a resolution of any grievance that results from your employment or termination of employment with Tenet Healthcare Corporation.

  Finally, your employment with the company will be on an at-will basis which means that either you or the company may terminate the employment relationship with or without notice or with or without cause at any time. The term "cause" as used above shall include, but not be limited to, dishonesty, fraud, willful misconduct, self dealing or violation of the company's Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of the company's Human Resources Operations or other Policies, or any material breach of this agreement; provided, however, that a failure to achieve or meet business objectives as defined by the company shall not be considered "cause" so long as you have devoted your best and good faith efforts and full attention to the achievement of those business objectives.

        This letter contains the entire agreement between you and Tenet regarding the terms and conditions of your employment. This offer is contingent on completion of a satisfactory reference check and on your passing a routine drug screening.

        Dr. Daley, assuming these terms are agreeable, please sign this letter indicating your acceptance and return to me.

        This is a terrific opportunity for you. We are enthusiastic about you accepting this position. Please call me if you have any questions.

Sincerely,	ACCEPTED AND AGREED TO:
/s/ ANTHONY AUSTIN	/s/ JENNIFER DALEY, M.D.	10/28/03

Anthony Austin Executive Vice President Human Resources	Jennifer Daley, M.D.	Date

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  Exhibit 10(k)